News Release

Thunder Mountain Gold and BeMetals Agree

to Terminate the South Mountain Project Option Agreement

Boise, Idaho and Vancouver B.C. - December 30, 2022: Thunder Mountain Gold, Inc. (OTCQB: THMG; TSX-V: THM), (the "Company" or "THMG") announced today that effective December 29, 2022, the Company has agreed to the termination of the option agreement (the "Option Agreement") with BeMetals Corp. (TSXV: BMET, OTCQB: BMTLF, Frankfurt: 1OI.F) ("BeMetals"), to acquire up to a 100% interest in the South Mountain Project ("South Mountain" or the "Project" or the "Property") in southwest Idaho, U.S.A.

Eric T. Jones, President and CEO of Thunder Mountain Gold Inc. commented, "We appreciate the hard work and capital that BeMetals has provided to advance the South Mountain Project.  Thunder Mountain Gold Inc. remains committed to advancing the Project through the next phase and expects to raise necessary capital through equity financing or partnerships with other strategic partners who have expressed interest. We believe our Project has tremendous potential to be a low-cost producer of zinc, silver, and gold, with copper credits."

The South Mountain Project

The South Mountain Mine is a high-grade polymetallic pre-development project focused on zinc, silver, gold and copper, located seventy miles southwest of Boise, Idaho (See Figure 1). High-grade mineralization occurs as a carbonate replacement deposit ("CRD"), both in massive sulfide zones, and skarn-altered mineralized zones. The Project was intermittently mined from the late 1800s to the mid-1950s and its existing 8,000+/- feet of underground workings remain intact and well-maintained. Historic production at the Project has largely come from high-grade massive sulfide bodies that remain open at depth and along strike. According to historical smelter records, approximately 53,642 tons of mineralized material was mined, milled, and smelted. These records also indicate average grades; 14.5% Zn, 363.42 g/t Ag, 1.98 g/t Au, 2.4% Pb, and 1.4% Cu. (See NI 43-101 Technical Report: Updated Mineral Resource Estimate for the South Mountain Project, dated June 15, 2021, Section 6.4 - Table 6.3 for more details. Filed by BeMetals - Available at www.sedar.com).

Thunder Mountain Gold purchased the South Mountain Mine, located on 326 acres of patented claims, in 2007 and commenced exploration and development, with expenditures of approximately US$12million. An option agreement with BeMetals Corp. ("BMET") was entered into on February 28, 2019. BMET conducted approximately 18,000 feet of underground core drilling to successfully expand the existing massive sulfide zones.

Throughout the term of the Option Agreement, BeMetals expenditures totalled $8.5 million, including option payments and 10 million BMET shares to Thunder Mountain Gold.

Website: www.thundermountaingold.com	OTCQB: THMG
TSX-V: THM

The Project is largely on and surrounded by private surface land, and as such, the permitting and environmental aspects of the Project are expected to be straightforward. Permits are in place for underground exploration activities and the Company does not anticipate significant barriers to any future development at the Project.

The South Mountain Project - Recent Accomplishments

BeMetals focused their initial work on the Project on developing a resource in the up dip and downdip DMEA 2 and Texas massive sulfide zones. The work significantly increased the amount of massive sulfide, particularly in the downdip extension of the DMEA 2.

Since May 2019, BeMetals Corp. has invested $8.5 million in South Mountain Mines Inc. Prior to 2019, the Project has had approximately $12 million expended toward advancement.

In October of 2022, BeMetals Corp. completed a ground electromagnetic ("EM") Loop geophysical survey at the South Mountain Project.  This geophysical survey covered a broad area at the Project, and identified additional drill targets at depth within, and outside of the main mine area, including the Mexican Hat, Bay State, and Standard Mine historical mines.

In May of 2021, BeMetals Corp. completed an updated Mineral Resource Estimate ("MRE"), incorporating results from Phase 1 and 2 underground diamond drilling programs at the South Mountain Project.  The updated MRE includes a substantially increased resource for the Project while maintaining the high-grade nature of the mineralization.

The updated Independent MRE, which has an effective date of April 20, 2021, was prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI-43-101") by Hard Rock Consulting, LLC, based in the U.S.A.  A technical report for this MRE was filed with SEDAR, and on the Company's website, within 45 days from the date of this news release.

After signing the Option Agreement Extension, BeMetals Corp. embarked on a phase 3 program at South Mountain with the objective to significantly expand the scale of the current MRE at South Mountain, testing and establishing the down depth extent of mineralization on the DMEA zone. The DMEA Zone is the largest known body of mineralization on the Property, containing the majority of tonnage in the current MRE, and the mineralized zone remains open at depth.

BeMetal`s advisor, Dr. Richard Sillitoe, a well-known economic geologist from London U.K., spent several days at South Mountain examining underground exposures, drill core and surface outcrops. Dr. Sillitoe strongly endorsed the general exploration methodology being applied to the deposit. Importantly, it was noted that the massive sulfides have mainly replaced the Laxey marble unit, implying that they may be considered as carbonate-replacement deposit ("CRD") style of mineralization. This classification as a CRD by Dr. Sillitoe might well indicate that there is more upside to the ultimate scale of this deposit than was previously recognized.

Based on the last two phases of underground drilling and all the historical exploration data available, we believe there is the potential to expand the down-plunge extensions of the zones. We believe the Texas, Laxey and Muck Bay 4 massive sulfide zones remain under explored both above and below the Sonneman level and have the potential to expand the MRE (See Figure 2 below).  Additionally, the Mexican Hat, Bay State, and Standard Mine areas present prospective areas that we expect will  expand the resource outside of the main mine area.

Figure 1. Location of South Mountain Project

THE SOUTH MOUNTAIN PROJECT - RECENT HIGHLIGHTS

BeMetals focused their initial work on the Project on developing a resource in the up dip and downdip DMEA 2 and Texas massive sulfide zones. The work significantly increased the amount of massive sulfide, particularly in the downdip extension of the DMEA 2.

Since May 2019, BeMetals Corp. has invested $ 8.5 million in South Mountain Mines Inc. Prior to 2019, the Project has had approximately $12 million expended toward advancement.

In October of 2022, BeMetals Corp. completed a ground electromagnetic (EM) Loop geophysical survey at the South Mountain Project.  This geophysical survey covered a broad area at the Project, and identified additional drill targets at depth within, and outside of the main mine area, including the Mexican Hat, Bay State, and Standard Mine historical mines.

Figure 2. Long Section - South Mountain Project

Regarding Thunder Mountain Gold, Inc.

Thunder Mountain Gold Inc., a junior exploration company founded in 1935, owns interests in base and precious metals projects in the western U.S. The Company's principal asset is the South Mountain Mine, a historic former producer of zinc, silver, gold, lead, and copper, located on private land in Owyhee County Idaho.  Thunder Mountain Gold also owns 100% of the Trout Creek Project - a gold exploration project located along the western flank of the Shoshone Mountain Range in the Reese River Valley, adjacent to and surrounded by Nevada Gold Mines, a joint operating agreement between Barrick and Newmont Gold, Inc. private mineral lands. For more information on Thunder Mountain Gold, please visit the Company's website at www.Thundermountaingold.com.

Forward-Looking Statements

This Press Release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements concern the Company's anticipated results and developments in the Company's operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable, and assumptions of management.  These statements include, but are not limited to, comments regarding: our ability to raise the necessary capital through equity financing or partnerships with other strategic partners; the expectation that permitting and environmental aspects of the Project are straightforward; our expectation that there will not be significant barriers to any future development at the Project; any indication that the classification as a CRD by Dr. Sillitoe might well indicate that there is more upside to the ultimate scale of the deposit of the Project; plans to expand the down-plunge extensions of zones, expansion of the Texas, Laxey and Muck Bay 4 massive sulfide zones, and expansion of the Mexican Hat, Bay State, and Standard Mine areas; and plans to embark on an additional 10,000 feet of underground drilling, along with drift rehabilitation into the Texas Zone on the Sonneman level. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance are not statements of historical fact and may be forward-looking statements. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", "believes", "presents" or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative connotation thereof. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements.  Investors should refer to THMG's Form 10-K, Form 10-Q reports, and Definitive 14C Information Statement as filed May 20, 2019, for a more detailed discussion of risks that may impact future results. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, investors should not place undue reliance on forward-looking information. Forward-looking information is provided as of the date of this press release, and the Company assumes no obligation to update or revise them to reflect new events or circumstances, except as required in accordance with applicable laws.

Cautionary Note to Investors

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information, please contact:

Thunder Mountain Gold, Inc.

Eric T. Jones
President and Chief Executive Officer

Eric@thundermountaingold.com

Office: (208) 658-1037